Exhibit 99.1

FOR IMMEDIATE RELEASE

CELSIUS Holdings Inc. Announces Retirement of President and CEO Gerry David; Appoints John Fieldly as Interim President and CEO

Boca Raton, FL (February 24, 2017) –Celsius Holdings, Inc. (OTCQX: CELH) today announced that Gerry David, President and Chief Executive Officer, intends to retire from the company effective March 1, 2017. Mr. David will continue to serve as a consultant to the company through the end of the year. The Board of Directors named John Fieldly, the current CFO of Celsius, as interim President and CEO.

“I am proud of all that we have accomplished as a team over the last five and a half years with a successful turnaround of the CELSIUS® business,” said Mr. David. “We have built a solid infrastructure that will allow the company to realize continued growth globally. CELSIUS® has achieved 5 years of record revenues, opened new international markets, significantly improved shareholder value, and established a solid balance sheet for the future. A key turning point for the company was the 2015 strategic investment by Li Ka-Shing’s Horizon Ventures, Russell Simmons, Kimora Lee Simmons, and other highly influential partners. This strategic partnership has opened the door to the vast opportunity in Asia and accelerated growth domestically. “Within the Natural Channel, CELSIUS® is now the fastest-growing brand in the single serve energy & other functional beverage category, demonstrating the progress we have made and the success of our turnaround.” (SPINS 52wk ending 1.22.2017)

“Now, as I approach age 65 this year, it is time for me to ‘pass the baton,’” continued Mr. David. “I am confident that the board will identify an outstanding candidate shortly to lead the company to the next level of its growth. In the interim, John Fieldly, who has worked closely with me over the years and who has been an integral part of our success will assume the position of interim President/CEO.”

For additional information, please visit www.CELSIUS.com, and for all press inquiries and product samples, please contact Amy Barbanell at amy@co-opagency.com.

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (OTCQX: CELH), founded in April, 2004, is a global company, with a proprietary, clinically proven formula for flagship brand CELSIUS®. Celsius Holdings, Inc., has a corporate mission to become the global leader of a portfolio of brands which are proprietary, proven or patented in their category, offering significant health benefits and backed by science.

CELSIUS®’ original line comes in seven delicious flavors, carbonated and non-carbonated, and in powder sticks packets that can be mixed with water. CELSIUS® has no preservatives, no aspartame, no high fructose corn syrup, is non-gmo, with no artificial flavors or colors, and is very low in sodium. The CELSIUS® line of products is kosher and vegan certified, soy, gluten, and sugar free. CELSIUS®’ natural line, is also available in six refreshing flavors (3 sparkling): grapefruit, cucumber lime, orange pomegranate, and (3 non-carbonated): pineapple coconut, watermelon berry and strawberries & cream.

The first university study was conducted in 2005, and additional studies from the University of Oklahoma were conducted over the next five years. All studies were published in peer-reviewed journals and validate the unique benefits CELSIUS® provides to the consumer.

Investor Relations Contact:

Hayden IR

Cameron Donahue, Partner

(651) 653-1854

cameron@haydenir.com

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